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Exhibit 10.3

OAKLEY, INC.
EXECUTIVE SEVERANCE PLAN

R E C I T A L S

        A.    Each of the Eligible Employees is currently employed by the Company (each as defined below);

        B.    Each Eligible Employee has been granted options to purchase Common Stock of the Company pursuant to the terms and conditions of the Company's 1995 Stock Incentive Plan, as amended from time to time, and option agreements entered into between the Eligible Employee and the Company thereunder. Except as otherwise set forth in Option Benefits below, none of the provisions of this Plan are intended to affect the terms or conditions of such options.

        NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained:

        OAKLEY, INC., a Washington corporation (the "Company"), hereby adopts the OAKLEY, INC. Executive Severance Plan for the benefit of certain executives of the Company and its subsidiaries, on the terms and conditions hereinafter stated.

SECTION 1.    DEFINITIONS.    As hereinafter used:

        1.1   "Affiliate" means an affiliate of the Company, as defined in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

        1.2   "Board" means the Board of Directors of the Company or any successor thereto.

        1.3   "Cause" for termination by the Employer of an Eligible Employee's employment shall mean (i) the willful and continued failure by the Eligible Employee to substantially perform his or her duties with the Company (other than by reason of the Eligible Employee's Disability), (ii) the willful engaging by the Eligible Employee in conduct that is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise, (iii) the Eligible Employee's conviction of or entry of a plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude, (iv) the commission by an Eligible Employee of any act of theft, embezzlement or fraud in connection with employment with his or her employment with the Company, or (v) an Eligible Employee's appropriation (or attempted appropriation) of a material business opportunity of the Company, including attempting to secure or securing from anyone other than the Company any personal profit without the Company's consent in connection with any transaction entered into on behalf of the Company.

        1.4   "Change in Control" shall be deemed to have occurred if: (i) any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Act") (other than the Company; any trustee or other fiduciary holding securities under an employee benefit plan of the Company; Jim Jannard, his affiliates, spouse, widow, lineal descendants and heirs, devisees and donees, and trusts created by Jim Jannard for the benefit of such persons; or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the Company's Common Stock (each such persons, an "Excluded Person")) is or becomes after the Effective Date the "beneficial owner" (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company) representing 25% or more of the combined voting power of the Company's then outstanding securities; or (ii) during any period of two consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii) or (iv) of this Section 1.4) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; or (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least 75% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than an Excluded Person) acquires more than 25% of the combined voting power of the Company's then outstanding securities shall not constitute a Change in Control; or (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets;

provided, however, that no event shall be deemed to be a Change in Control if, immediately following such event, Jim Jannard, his affiliates, spouse, widow, lineal descendants and heirs, devisees and donees, and trusts created by Jim Jannard for the benefit of such persons shall together be the beneficial owners of 50% or more of the then outstanding shares of the common stock of the Company.

        1.5   "COBRA" means the Consolidated Omnibus Reconciliation Act of 1985, as amended.

        1.6   "Code" means the Internal Revenue Code of 1986, as it may be amended from time to time.

        1.7   "Common Stock" means the common stock, par value $0.01 per share, of the Company.

        1.8   "Company" means OAKLEY, INC. or any successors thereto.

        1.9   "Disability": An Eligible Employee will be deemed to have a "Disability" if, for physical or mental reasons, the Eligible Employee is unable to perform the essential functions of his duties, with or without reasonable accommodation, for a period of one-hundred-twenty (120) consecutive days or one-hundred-eighty (180) days during any twelve-month period.

        1.10 "Effective Date" means January 1, 2004.

        1.11 "Eligible Employee" means an individual who is a member of the Office of the Chairman and designated as an Eligible Employee by the Plan Administrator.

        1.12 "Employer" means the Company or any of its subsidiaries.

        1.13 "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

        1.14 "Good Reason" means the occurrence, after a Change in Control of the Company of any of the following: (i) the assignment of the Eligible Employee of any duties substantially inconsistent with the Eligible Employee "s position, duties, responsibilities and status with the Company immediately prior to the Change in Control; (ii) a material reduction in the Eligible Employee "s annual base salary, incentive compensation opportunities, or any other material components of the Eligible Employee's total compensation as in effect immediately prior to the Change in Control; or (iii) the relocation of the Company's principal executive offices to a location outside Orange County (or, if different, the metropolitan area in which such offices are located immediately prior to the Change in Control) or the Company's requiring the Eligible Employee to be based anywhere other than in the Company's principal executive offices except for required travel on the Company's business to an extent substantially consistent with the Eligible Employee's business travel obligations immediately prior to the Change in Control.

        1.15 "Option Benefits" shall have the meaning set forth in Section 2.1(c).

        1.16 "Plan" means the OAKLEY, INC. Executive Severance Plan, as set forth herein, as it may be amended from time to time.

        1.17 "Plan Administrator" means the Board, or if and to the extent the Board does not administer the Plan, the Compensation and Stock Option Committee of the Board in accordance with Section 3 below.

        1.18 "Severance" means the termination of an Eligible Employee's employment with the Employer (i) by the Employer other than for Cause, death or Disability or (ii) by the Eligible Employee for Good Reason within twelve months following the consummation of a Change in Control.

        An Eligible Employee will not be considered to have incurred a Severance if his or her employment is discontinued by reason of the Eligible Employee's death or Disability.

        1.19 "Severance Benefits" means the benefits described in Section 2.1(b).

        1.20 "Severance Date" means the date on which an Eligible Employee incurs a Severance.

        1.21 "Severance Payment" means a payment described in Section 2.1(a).

        1.22 "Severed Employee" means an Eligible Employee who incurs a Severance.

SECTION 2.    BENEFITS.

        2.1   Subject to the Eligible Employee's executing and, if applicable, not revoking, a release of claims satisfactory to the Company substantially in the form attached hereto as Annex A (the "Release of Claims"), an Eligible Employee who incurs a Severance shall be entitled to receive the following benefits:

          (a)   Severance Payment. A payment, in lieu of any other severance payment pursuant to any other plan or agreement of the Company or any subsidiary thereof to which the Eligible Employee is otherwise entitled, of an amount comprised of (i) the sum of (x) the Severed Employee's then annual base salary as in effect immediately prior to the Severance Date plus (y) the aggregate amount of commissions paid to the Severed Employee in the twelve full months immediately preceding the Severance Date, which sum shall be payable either in a lumpsum or in twelve monthly installments (in each case at the sole discretion of the Plan Administrator) commencing within 10 business days following the effective date of the Release of Claims; and (ii) the share of the bonus otherwise payable to the Severed Employee under the Company's Amended and Restated Executive Officer Performance Bonus Plan (determined as set forth below) had he remained in the employ of the Company through the date on which bonuses are paid by the Company with respect to the year in which the Severance Date occurs, which amount shall be payable within 5 days following the determination of the amount of the payment as described below.

For the purposes of this Section 2.1(a), the amount of the bonus payable to the Severed Employee shall be determined in good faith by the Plan Administrator, whose determination shall be final and binding on the Severed Employee, within 15 days following the end of the month in which the Severance Date occurs. The amount of the bonus payable shall be determined (i) on the basis of the Company's earnings per share results through the end of the calendar month in which the Severance Date occurs (as determined by the Company's senior financial officer), as measured against the portion of any Company earnings per share target which had been established by the Plan Administrator as the basis for payment of all or any portion of such bonus which is related to such time period, and (ii) if applicable, on the basis of Severed Employee's individual performance through the Severance Date as measured against his performance targets established by the Company for such time period, each as pro-rated for the period through the end of the calendar month in which the Severance Date occurs.

          (b)   Severance Benefits. Provided the Severed Employee timely elects COBRA coverage, the Company shall pay, on the Severed Employee's behalf, his or her group health insurance premiums, including coverage for the Severed Employee's eligible dependants that were enrolled immediately prior to the Severance Date, for a period not to exceed ninety (90) days following the Severance Date. The Severed Employee will advise the Company promptly upon the Severed Employee becoming eligible for medical benefits from another source, and, if such occurs, the Company's obligation to pay the Severed Employee's COBRA premiums will cease. The Severed Employee shall be entitled to maintain coverage for himself or herself and his or her eligible dependents at the Severed Employee's own expense for the balance of the period that the Severed Employee is entitled to coverage under COBRA.

          (c)   Option Benefits.

            (i)    The acceleration of vesting of that portion of the Severed Employee's options to purchase Common Stock that are outstanding as of the Severance Date, if any, that would have become vested during the nine-month period immediately following the Severance Date had the Severed Employee remained continuously employed by the Company during such period.

            (ii)   If approved by the Plan Administrator prior to the expiration of the period during which options to purchase Common Stock may be exercised by the Severed Employee (which approval shall be at the sole discretion of the Plan Administrator), the post-termination option exercise period of such options (x) shall be extended by the number of days subject to any trading blackout on the Common Stock that occurred during the period beginning on the Severed Employee's Severance Date and ending on the last day the Severed Employee's options would otherwise have been exercisable, and (y) may be subject to additional extensions, provided that no such extensions shall in any event extend the option term beyond ten years.

        2.2   Any claim arising out of this Agreement, including any claim by an Eligible Employee as to the amount or timing of any distribution, shall be submitted in writing to the Plan Administrator. The Plan Administrator shall, within sixty (60) days after receipt of such written claim, send a written notification to the affected parties as to its disposition. In the event a claim is wholly or partially denied, such written notification shall (i) state the specific reason or reasons for the denial, (ii) make specific reference to pertinent Plan provisions on which the denial is based, (iii) provide a description of any additional material or information necessary for the claim and an explanation of why such material or information is necessary, and (iv) set forth the procedure by which the denial may be appealed. In the event a party wishes to appeal the denial of a claim, he, she or it may request a review of such denial by making application in writing to the Plan Administrator within thirty (30) days after receipt of such denial. Such party (or his, her or its duly authorized legal representative) may, upon written request to the Plan Administrator, review any documents pertinent to his, her or its claim, and submit in writing issues and comments in support of his, her or its position. Within sixty (60) days after receipt of a written appeal (unless special circumstances, such as the need to hold a hearing, require an extension of time, but in no event more than one hundred twenty (120) days after such receipt), the Plan Administrator shall notify the affected parties of the final decision. The final decision shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and specific references to the pertinent Plan provisions on which the decision is based.

        2.3   Any further dispute or controversy arising under or in connection with this Plan which remains after the final decision of the Plan Administrator, as contemplated by Section 2.2, shall be finally settled exclusively by arbitration in Orange County, California, in accordance with the rules of the American Arbitration Association then in effect; provided, however, that the arbitrator shall apply the applicable provisions of ERISA, and applicable regulations adopted thereunder, in such arbitration proceeding. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

        2.4   The Company shall be entitled to withhold from amounts to be paid to the Severed Employee hereunder any Federal, state or local withholding or other taxes or charges which it is from time to time required to withhold.

SECTION 3.    PLAN ADMINISTRATION.

        3.1   The Plan shall be administered by the Board or, at the Board's sole discretion, by the Compensation and Stock Option Committee of the Board, which shall be appointed by the Board, and which shall serve at the pleasure of the Board. The Plan shall be interpreted, administered and operated by the Plan Administrator, who shall have complete authority, in its sole discretion subject to the express provisions of the Plan, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable for the administration of the Plan.

        3.2   All questions of any character whatsoever arising in connection with the interpretation of the Plan or its administration or operation shall be submitted to and settled and determined by the Plan Administrator in an equitable and fair manner in accordance with the procedure for claims and appeals described in Section 2.2. Subject to the rights to arbitration provided in Section 2.3 hereof, any such settlement and determination shall be final and conclusive, and shall bind and may be relied upon by the Employer, each of the Eligible Employees and all other parties in interest.

        3.3   The Plan Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate.

        3.4   The Plan Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan. The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan. All reasonable expenses thereof shall be borne by the Employer.

SECTION 4.    PLAN MODIFICATION OR TERMINATION.

        The Plan may be amended or terminated by the Board, or a duly appointed committee of the Board, at any time; provided, however, that following the consummation of a Change in Control, the Plan may not be amended or terminated without the prior written consent of the then Eligible Employees for a period of twelve months following such Change in Control; provided, further, that the individuals listed on Exhibit A shall remain Eligible Employees for a minimum period of two years from the date such individual is first designated as an Eligible Employee and the benefits set forth hereunder as of the Effective Date that are payable to those individuals may not be amended or terminated, without the Eligible Employee's written consent, for a period of two years from the date such individual is first designated as an Eligible Employee, as applicable.

SECTION 5.    GENERAL PROVISIONS.

        5.1   Except as otherwise provided herein or by law, no right or interest of any Eligible Employee under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Eligible Employee under the Plan shall be liable for, or subject to, any obligation or liability of such Eligible Employee. When a payment is due under this Plan to a Severed Employee who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.

        5.2   If the Company or any Affiliate is obligated pursuant to applicable law or by virtue of being a party to a contract (but not pursuant to any severance plan) to pay severance pay, a termination indemnity, notice pay or the like or if the Company or any Affiliate is obligated by law to provide advance notice of separation ("Notice Period"), then any Severance Payment hereunder shall be reduced by the amount of any such severance pay, termination indemnity, notice pay or the like, as applicable, and by the amount of any compensation received during any Notice Period.

        5.3   Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Eligible Employee, or any person whomsoever, the right to be retained in the service of the Employer, and all Eligible Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.

        5.4   If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

        5.5   Notwithstanding anything herein to the contrary, nothing in this Plan is intended to modify or terminate the Company's obligations under any indemnity agreement entered into between an Eligible Employee and the Company.

        5.6   This Plan shall be binding upon and shall inure to the benefit of and be enforceable by the Company and its successors and assigns, and by each Eligible Employee and by the personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees of each Eligible Employee. If any Eligible Employee shall die while any amount would still be payable to such Eligible Employee (other than amount which, by their terms, terminate upon the death of the Eligible Employee), all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executors, personal representatives or administrators of the Eligible Employee's estate as if the Eligible Employee had continued to live.

        5.7   The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

        5.8   The Plan shall not be funded. No Eligible Employee shall have any right to, or interest in, any assets of any Employer which may be applied by the Employer to the payment of benefits or other rights under this Plan.

        5.9   All notices and all other communications provided for in this Plan (i) shall be in writing, (ii) shall be hand delivered, sent by first class mail, certified or registered with return receipt requested, addressed, in the case of the Company, to One Icon, Foothill Ranch, California 92610, and in the case of an Eligible Employee, to the last known address of such Eligible Employee, or by transmission of a fax and (iii) shall be effective when delivered, if hand delivered; three (3) days after mailing by first class mail, certified or registered with return receipt requested; and 24 hours after transmission of a fax.

        5.10 This Plan shall be construed and enforced according to the laws of the State of California (without regard to its principle of conflict of laws) to the extent not preempted by Federal law, which shall otherwise control.

EXHIBIT A—PROTECTED EMPLOYEES

  Link Newcomb
  Tomas Rios

Annex A

GENERAL AND SPECIAL RELEASE

        This General and Special Release ("Release") is entered into as of this [    ] day of [            ], 200[    ] by and between OAKLEY, INC., a Washington corporation (the "Company") and                        , an employee of the Company ("Executive") (collectively, the "Parties").

        WHEREAS, Executive and the Company are parties to a severance agreement dated as of [date], governing the terms and conditions applicable upon termination of Executive's employment with the Company (the "Severance Agreement");

        WHEREAS, pursuant to the terms of the Severance Agreement, the Company has agreed to pay Executive certain severance benefits under the terms and conditions specified therein, provided that Executive has executed [, and not revoked,] a general and special release of claims in favor of the Company;

        WHEREAS, Executive's employment with the Company is being terminated effective [Date];

        WHEREAS, the Parties wish to terminate their relationship amicably and to resolve, fully and finally, all actual and potential claims and disputes relating to Executive's employment with and termination from the Company and all other relationships between Executive and the Company, up to and including the date of execution of this Release.

        THEREFORE, in consideration of these Recitals and the promises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged, the Parties, intending to be legally bound, agree as follows:

AGREEMENT

        1.    TERMINATION OF EMPLOYMENT.    Executive's employment with the Company shall terminate on [Date] (the "Termination Date").

        2.    SEVERANCE BENEFITS.

        a.     Pursuant to the terms of the Severance Agreement, and in consideration of Executive's release of claims and the other covenants and agreements contained herein and therein, and provided that Executive has signed this Release and delivered it to the Company, [and has not exercised any revocation rights as provided in Paragraph 6 below,] the Company shall pay the Severance Payment (as that term is defined in the Severance Agreement) and benefits specified in Paragraph 3 of the Severance Agreement (the "Severance") to Executive in the time and manner provided therein.

        b.     Executive acknowledges and agrees that the Severance constitutes consideration beyond that which, but for the mutual covenants set forth in this Release and the covenants contained in the Severance Agreement, the Company otherwise would not be obligated to provide, nor would Executive otherwise be entitled to receive.

        3.    EFFECTIVE DATE.    Provided that it has not been revoked pursuant to Paragraph 6 hereof, this Release will become effective on the eighth (8th) day after the date of its execution by Executive (the "Effective Date"). [NOTE: This paragraph should be removed for any employee who is under 40 at the time of entering into the Release.]

        4.    EFFECT OF REVOCATION.    Executive acknowledges and agrees that, in the event that Executive revokes this Release pursuant to Paragraph 6 hereof, Executive shall have no right to receive the Severance. [NOTE: This paragraph should be removed for any employee who is under 40 at the time of entering into the Release.]

        5.    GENERAL AND SPECIAL RELEASE.

        a.     In consideration of the Severance and the Company's other covenants contained herein and in the Severance Agreement, Executive hereby forever releases and discharges the Company and its parent, subsidiary, related and/or affiliated companies ("Affiliates") and each of its and their past and present officers, directors, managers, employees, agents, attorneys, and each of its and their respective successors and assigns (the "[Company] Released Parties") from any and all claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities, known or unknown, suspected or unsuspected, that Executive had, now has, or may hereafter claim to have against the [Company] Released Parties, arising out of or relating in any way to Executive's hiring by, employment with, or separation from the Company, from the beginning of time through the date Executive executes this Release, other than any claim for the failure of the Company to provide to Executive any vested benefits or right under any of its "employee benefit plans" or arrangements (if any) in which Executive is vested (the "Released Claims"). This release specifically extends to, without limitation, claims for wrongful termination, impairment of ability to compete in the open labor market, breach of an express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, loss of future earnings, and claims under the California Constitution, the United States Constitution, and applicable state and federal statutes and regulations, including, but not limited to, the Civil Rights Act of 1964, the Fair Labor Standards Act, the National Labor Relations Act, the Labor-Management Relations Act, the Worker Retraining and Notification Act of 1988, the Rehabilitation Act of 1973, as amended, the Americans With Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act of 1967, the California Fair Employment and Housing Act, and the California Labor Code (all as amended from time to time).

        b.     The Company hereby forever releases and discharges Executive and his agents, successors, heirs and beneficiaries (the "Executive Released Parties") from any and all claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities, known or unknown, suspected or unsuspected, that the Company had, now has, or may hereafter claim to have against the Executive Released Parties, arising out of or relating in any way to Executive's hiring by, employment with, or separation from the Company, from the beginning of time through the date Executive executes this Release. Notwithstanding the foregoing, nothing contained herein shall release Executive from any claim relating to the breach by Executive of any confidentiality agreements with or similar obligations to the Company.

        c.     Each of Executive and the Company acknowledges and agrees that it is his or its intention to forever bar every claim described in Paragraphs 5(a) and (b) herein, whether known or unknown to the Parties at this time or discovered later. The Parties understand and acknowledge that there are laws which may invalidate releases of claims which are unknown to the releasing party. Each of the Parties hereby expressly waives any protection to which he or it may otherwise be entitled hereunder by virtue of any such law. In particular, and not by way of limitation, each of the Parties represents and acknowledges that he or it is familiar with Section 1542 of the California Civil Code, which provides:

    A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

        Each of the Parties hereby waives and relinquishes any rights and/or benefits which he or it has or may have under California Civil Code Section 1542 or any similar applicable law of any state.

        d.     Executive hereby represents that no claim, complaint, charge or other action of any kind on Executive's behalf is pending against any of the Company Released Parties. Executive further represents and hereby agrees that Executive shall not institute a claim, complaint, charge or other action of any kind with any governmental agency or court against any of the Company Released Parties concerning any of the Released Claims. Executive further agrees not to aid or assist any other person in pursuing any claim, charge or action against the Company Released Parties unless compelled to do so by law or court order. Notwithstanding the foregoing, nothing herein prohibits Executive from filing a charge or complaint with the Equal Employment Opportunity Commission ("EEOC") or any other civil rights agency or from participating in any investigation or proceeding of the EEOC. However, Executive waives the right to any damages pursuant to such claims. If Executive is identified in any class action related in any way to matters released or waived in this Paragraph 5, Executive agrees to permanently opt out of the class at the first available opportunity.

        e.     Notwithstanding anything herein to the contrary, nothing in this Release is intended to modify or terminate the Company's obligations under the Indemnification Agreement, dated February 7, 2003, between Executive and the Company, or any amendment thereto or replacement therefore entered into after the date hereof.

        6.    REVIEW [AND REVOCATION] PERIOD.    [Note: The following bracketed provisions (2 sentences re: identifying reasons for termination and persons affected) are to be included ONLY if employee is age 40 or over and is being terminated as part of a group (as defined by ADEA regulations)]. [Executive acknowledges and agrees that this Release has been entered into by Executive and the Company in connection with [describe event necessitating termination and identifying individuals affected thereby]. Executive acknowledges that Executive has been informed in writing, as set forth on Attachment A hereto, of the job titles and ages of all employees who are being offered similar severance benefits, as well as the ages of all employees in the same job classification or category or organizational unit who are not being terminated or offered similar severance benefits.] Executive acknowledges that the Company has advised Executive that Executive may consult with an attorney of Executive's own choosing (and at Executive's expense) prior to signing this Release and that Executive has been given [at least twenty-one (21)/forty-five (45)] days during which to consider the provisions of this Release, although Executive may sign and return it sooner. [The following bracketed language is to be included if Executive is 40 or over at time Release is presented. If termination is part of a group, the applicable review period is 45 days; if termination is solo, the applicable review period is 21 days. If Executive is under 40, Executive may have a review period that is less than 21 days, without a right to revoke.] [To the extent that Executive takes less than [twenty-one (21)/forty-five (45)] days to consider this Release before signing it, Executive acknowledges and agrees that Executive has had sufficient time to consider this Release with an attorney and that Executive expressly, voluntarily and knowingly waives any additional time. Executive further acknowledges that Executive has been advised by the Company that after executing this Release, Executive will have seven (7) days to revoke this Release, and that this Release shall not become effective or enforceable until such seven (7)-day revocation period has expired. Executive acknowledges and agrees that if Executive wishes to revoke this Release, Executive must do so in writing, and that such revocation must be signed by Executive and received by [a specific person] at [the Company] no later than 5:00 p.m. Pacific Standard Time on the seventh (7th) day after Executive has executed this Release. Executive acknowledges and agrees that, in the event that Executive revokes this Release, Executive will have no right to receive any benefits hereunder, including the Severance.] Executive represents that Executive has read this Release and understands its terms and enters into this Release freely, voluntarily, and without coercion.

        7.    NO DISPARAGEMENT.    Executive agrees not to make any oral or written statements that are disparaging of the Company or any of the Released Parties, or each of their respective present or former officers, directors, agents, employees, successors or assigns.

        8.    CONFIDENTIALITY.    Executive hereby acknowledges the covenant contained in Paragraph 7 of the Severance Agreement, which is incorporated herein, and reaffirms his commitment, as set forth therein, not to disclose to others or use, whether directly or indirectly, any Confidential Information regarding the Company, its subsidiaries or affiliates.

        9.    NON-INTERFERENCE.    For a period of twelve (12) months following the Termination Date, Executive shall not, whether for Executive's benefit or the benefit of any other person or entity, directly or indirectly (a) solicit or recruit, or attempt to solicit or recruit, any person known to Executive to be (or to have been within the then immediately-preceding six (6) month period) an employee of or consultant to the Company for any purpose or (b) induce or encourage any such employee or consultant to terminate his, her or its employment or consulting relationship with the Company.

        10.    NON-SOLICITATION.    For a period of twelve (12) months following the Termination Date, Executive shall not, directly or indirectly, solicit, induce, or attempt to solicit or induce any person or entity known to Executive to be (or to have been within the then immediately-preceding six (6) month period) a customer, client, vendor, supplier or consultant of the Company (a "Customer") to (a) terminate his, her or its relationship with the Company for any purpose or (b) decrease the amount of business that any such Customer conducts with the Company.

        11.    COOPERATION IN LITIGATION.    At the Company's request, Executive shall use his good faith efforts to cooperate with the Company, its Affiliates, and each of its and their respective attorneys or other legal representatives ("Attorneys") in connection with any claim, litigation, or judicial or arbitral proceeding which is now pending or may hereinafter be brought against the Released Parties by any third party. Executive's duty of cooperation shall include, but not be limited to, (a) meeting with the Company's and/or its Affiliates' Attorneys by telephone or in person at mutually convenient times and places in order to state truthfully Executive's knowledge of matters at issue and recollection of events; (b) appearing at the Company's, its Affiliates' and/or their Attorneys' request (and, to the extent possible, at a time convenient to Executive that does not conflict with the needs or requirements of Executive's then-current employer) as a witness at depositions or trials, without necessity of a subpoena, in order to state truthfully Executive's knowledge of matters at issue; and (c) signing at the Company's, its Affiliates' and/or their Attorneys' request declarations or affidavits that truthfully state matters of which Executive has knowledge. The Company shall reimburse Executive for the reasonable expenses incurred by him in the course of his cooperation hereunder. The obligations set forth in this Paragraph 11 shall survive any termination or revocation of this Release.

        12.    NON-ADMISSION OF LIABILITY.    Nothing in this Release shall be construed as an admission of liability by Executive or the Released Parties; rather, Executive and the Released Parties are resolving all matters arising out of the employer-employee relationship between Executive and the Company and all other relationships between Executive and the Released Parties.

        13.    BINDING EFFECT.    This Release shall be binding upon the Parties and their respective heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of the Parties and their respective heirs, administrators, representatives, executors, successors and assigns.

        14.    GOVERNING LAW.    This Release shall be governed by and construed and enforced in accordance with the laws of the State of California applicable to agreements negotiated, entered into and wholly to be performed therein.

        15.    SEVERABILITY.    Each of the respective rights and obligations of the parties hereunder shall be deemed independent and may be enforced independently irrespective of any of the other rights and obligations set forth herein. In the event any provision of this Release should be held to be contrary to, or invalid under the law of', any country, state or other jurisdiction, such illegality or invalidity shall not affect in any way any other provisions hereof', all of which shall continue, nevertheless, in full force and effect; any provision which is held to be illegal or invalid in any country, state or other jurisdiction shall, nevertheless, remain in full force and effect in any country, state or jurisdiction in which such provision is legal and valid.

        16.    COUNTERPARTS.    This Release may be signed in counterparts and each counterpart shall be deemed to be an original but together all such counterparts shall be deemed a single agreement.

        17.    ENTIRE AGREEMENT; MODIFICATION.    This Release constitutes the entire understanding between the Parties with respect to the subject matter hereof and may not be modified without the express written consent of both Parties. This Release supersedes all prior written and/or oral and all contemporaneous oral agreements, understandings and negotiations regarding its subject matter. This Release may not be modified or canceled in any manner except by a writing signed by both Parties.

        18.    ACCEPTANCE.    Executive may confirm his acceptance of the terms and conditions of this Release by signing and returning two (2) original copies of this Release to [name & title], [address], no later than 5:00 p.m. Pacific Standard Time on [DATE AT LEAST 21/45 DAYS AFTER EXECUTIVE IS GIVEN THE AGREEMENT IF EMPLOYEE IS 40 OR OVER—Modify according to whether Employee is 40 or over and part of a group termination]. The Company's offer as contained in this Release will expire at such time.

    EXECUTIVE ACKNOWLEDGES AND REPRESENTS THAT EXECUTIVE HAS FULLY AND CAREFULLY READ THIS RELEASE PRIOR TO SIGNING IT AND UNDERSTANDS ITS TERMS. EXECUTIVE FURTHER ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS BEEN, OR HAS HAD THE OPPORTUNITY TO BE, ADVISED BY INDEPENDENT LEGAL COUNSEL OF EXECUTIVE'S OWN CHOICE AS TO THE LEGAL EFFECT AND MEANING OF EACH OF THE TERMS AND CONDITIONS OF THIS RELEASE, AND IS ENTERING INTO THIS RELEASE FREELY AND VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS OTHER THAN AS SET FORTH IN THIS RELEASE.

        IN WITNESS WHEREOF, the Parties have executed this Release as of the day and year set forth above.

ACCEPTED AND AGREED:
[Executive's Name] ("Executive")	OAKLEY, INC. ("Company")

[Executive's Name]	By:
Its:
Date: Date:

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  Exhibit 10.3
OAKLEY, INC. EXECUTIVE SEVERANCE PLAN
EXHIBIT A—PROTECTED EMPLOYEES
Annex A GENERAL AND SPECIAL RELEASE
AGREEMENT